Exhibit 5.1

OPINION OF COUNSEL



June 10, 2005


Groen Brothers Aviation, Inc.
2640 W. California Avenue, Suite A
Salt Lake City, Utah 84104-4593

         Re:      Groen Brothers Aviation, Inc. (the "Company)
                  Registration Statement on Form S-8, filed June 10, 2005

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 9, 2005 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 30,000,000 additional shares of the Company's no par value common stock (the "Shares"), reserved for issuance pursuant to the Company's Amended and Restated 2000 Stock Option Plan (the "Plan"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as the basis for this opinion.

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

         Members of our firm are admitted to the practice of law in the State of Utah, and we express no opinion as to the laws of any other jurisdiction.

                                 Very truly yours,

                                /s/ Parsons Behle & Latimer